UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/20/2012

Spansion Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34747

Delaware	20-3898239
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

915 DeGuigne Drive
P.O. Box 3453
Sunnyvale, CA 95088
(Address of principal executive offices, including zip code)

408-962-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 20, 2012, Spansion LLC ("Spansion"), a wholly owned subsidiary of Spansion Inc. (the "Company") received notice from Prometheus Real Estate Group, Inc. ("Prometheus") that Prometheus exercised its option to purchase certain real property of the Company consisting of approximately 24.5 acres of land with approximately 471,000 square feet of buildings that include the Company's headquarters building and submicron development center, a Pacific Gas & Electric transmission facility and a warehouse building (collectively, the "Property"). The Property is part of a Superfund site.

Spansion and Prometheus entered into an Option Agreement for the Purchase and Sale of Real Property and Escrow Instructions (the "Agreement") relating to the Property on September 20, 2011. Pursuant to the Agreement, Spansion granted Prometheus an exclusive option to purchase the Property "as is" for a purchase price of $65 million. Upon the exercise, the provisions of the Agreement pertaining to the sale of the Property by Spansion to Prometheus apply.

Prometheus' purchase of the Property remains subject to certain closing conditions, and the closing date of the purchase, should it proceed, may not occur until as late as May 2013. Upon the completion of the purchase, the Agreement provides that Prometheus shall enter into a lease with Spansion following the closing of the sale of the Property to provide time for Spansion to transition to other facilities.   The first six months of any such lease will be rent free.

The preceding description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spansion Inc.

Date: November 26, 2012	By:	/s/ Scot A. Griffin
Scot A. Griffin
Senior Vice President, General Counsel and Secretary